SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                        OCEANEERING INTERNATIONAL, INC.
               (Name of Registrant as Specified in its Charter)

     _____________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                                     (LOGO)

                        OCEANEERING INTERNATIONAL, INC.

             16001 PARK TEN PLACE, SUITE 600, HOUSTON, TEXAS 77084

                                                                   July 15, 1997

Dear Shareholder:

     You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Oceaneering International, Inc., which will be held at the Baker & Botts, L.L.P. Conference Room, One Shell Plaza - Mall Level, 910 Louisiana, Houston, Texas, on Friday, August 22, 1997, at 10:00 a.m. Houston time.

     On the following pages you will find the Notice of Annual Meeting of Shareholders and Proxy Statement giving information concerning the matters to be acted upon at the meeting. A copy of the Annual Report to Shareholders describing the Company's operations during the fiscal year ended March 31, 1997 is enclosed.

     I hope you will be able to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy card promptly. Your shares will be voted at the meeting in accordance with your proxy.

     If you have shares in more than one name, or if your stock is registered in more than one way, you may receive more than one copy of the proxy material. If so, please sign and return each of the proxy cards you receive so that all of your shares may be voted. I look forward to seeing you at the 1997 Annual Meeting of Shareholders.

                                          Sincerely,

                                          John R. Huff
                                          Chairman, President and
                                          Chief Executive Officer

                        OCEANEERING INTERNATIONAL, INC.

             16001 PARK TEN PLACE, SUITE 600, HOUSTON, TEXAS 77084

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 22, 1997
                            ------------------------

To the Shareholders of Oceaneering International, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Oceaneering International, Inc., a Delaware corporation (the "Company"), will be held at the Baker & Botts, L.L.P. Conference Room, One Shell Plaza - Mall Level, 910 Louisiana, Houston, Texas on Friday, August 22, 1997 at 10:00 a.m. Houston time, for the following purposes:

          (1) To elect two Class II directors as members of the Board of Directors of the Company to serve until the 2000 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified (Proposal 1);

          (2) To consider and act upon a proposal to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending March 31, 1998 (Proposal 2); and

          (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on July 9, 1997 is the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

     The Board of Directors welcomes the personal attendance of shareholders at the meeting. Whether or not you expect to be present at the meeting, please fill in, date and sign the enclosed proxy and return it to the Company promptly in the enclosed envelope. If you attend the meeting, you may, if you so desire, withdraw your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          George R. Haubenreich, Jr.
                                          Vice President, General Counsel
                                          and Secretary

July 15, 1997

--------------------------------------------------------------------------------

                             YOUR VOTE IS IMPORTANT

        TO SECURE THE LARGEST POSSIBLE REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
--------------------------------------------------------------------------------

                        OCEANEERING INTERNATIONAL, INC.
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     The accompanying proxy is solicited on behalf of the Board of Directors of Oceaneering International, Inc., a Delaware corporation (the "Company"), for use at the Company's annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The Company will pay all costs of soliciting proxies. Solicitation of proxies will be primarily by mail. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies in person or by telephone and facsimile transmission, for which such persons will receive no additional consideration. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to beneficial owners of Common Stock.

     The persons named as proxies were designated by the Board of Directors and are officers or directors of the Company. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld), and where a choice has been specified by the shareholder as provided in the proxy, the proxy will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR Proposal 1 to elect the nominees for director proposed by the Board of Directors and FOR Proposal 2 to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending March 31, 1998.

     Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by duly executing a proxy bearing a later date. A proxy may also be revoked by any shareholder at any time before it is voted by filing with the Secretary of the Company a written notice of revocation or by voting in person at the meeting. The mailing address of the executive offices of the Company is P.O. Box 218130, Houston, Texas 77218-8130. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. There is no provision for cumulative voting.

     Only shareholders of record at the close of business on July 9, 1997 will be entitled to notice of, and to vote at, the meeting. As of such date, 23,175,757 shares of the Company's Common Stock, $.25 par value ("Common Stock"), were outstanding. Each of such outstanding shares is entitled to one vote at the meeting. This Proxy Statement and accompanying proxies are initially being mailed to shareholders of the Company on or about July 15, l997.

                             ELECTION OF DIRECTORS
                                   PROPOSAL 1

     The Certificate of Incorporation of the Company divides the Board of Directors into three classes, each consisting as nearly as possible of one-third of the members of the whole Board. The members of each class serve for three years following their election, with one class being elected each year.

     The Class II directors are to be elected at the meeting. In accordance with the Company's Bylaws, the directors will be elected by a plurality of the votes cast. Accordingly, abstentions and broker "non-votes" marked on proxy cards will not be counted in the election. The Class II directors will serve until the 2000 Annual Meeting of Shareholders or until their respective successors have been duly elected and qualified. The directors in Classes III and I, consisting of two members and one member respectively, will continue to serve their terms of office, which will expire at the Annual Meetings of Shareholders to be held in 1998 and 1999, respectively.

     The persons named in the accompanying proxy intend to vote such proxy in favor of the election of the nominees named below, who are currently directors of the Company, unless authority to vote for the director is withheld in the proxy. Although the Board of Directors has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors.

     Set forth below is certain information (ages as of July 1, 1997) with respect to each nominee for election as a director of the Company.

NOMINEES -- CLASS II DIRECTORS:

                NAME AND                           DIRECTOR
          BUSINESS EXPERIENCE              AGE      SINCE
----------------------------------------   ----    --------
Charles B. Evans........................    72        1980
  Mr. Evans has been Chairman of ResTech
  Inc., an oilfield service firm
  specializing in custom log data
  processing, since 1982. He previously
  served from 1977 to 1979 as Executive
  Vice President of Schlumberger
  Limited, an international oilfield
  evaluation and services company, until
  his retirement in 1979 after 31 years
  of service.
John R. Huff............................    51        1986
  Mr. Huff has been Chairman of the
  Board of Directors of the Company
  since August 1990. He has been a
  director and Chief Executive Officer
  and President of the Company since
  joining the Company in 1986. He served
  from 1980 until 1986 as Chairman and
  President of Western Oceanic Inc., the
  offshore drilling subsidiary of The
  Western Company of North America. He
  is also a director of BJ Services
  Company, Triton Energy Limited and
  Homegate Hospitality, Inc.

CONTINUING DIRECTORS

     Set forth below is comparable information for those directors whose terms will expire in 1998 and 1999.

1998 -- CLASS III DIRECTORS:

                NAME AND                           DIRECTOR
          BUSINESS EXPERIENCE              AGE      SINCE
----------------------------------------   ----    --------

David S. Hooker.........................    54        1973
  Mr. Hooker has been Chairman of
  Goshawk Insurance Holdings PLC, a
  marine insurance group since January
  1996. Previously he served as Chairman
  of Bakyrchik Gold PLC, a natural
  resources company, from 1993 to 1996.
  He was Managing Director of Aberdeen
  Petroleum PLC, an oil and gas
  exploration and production company,
  from 1988 to 1993. He is also a
  director of Danka Business Systems
  PLC.

Harris J. Pappas........................    52        1996
  Mr. Pappas joined the Board in
  November 1996. He has been President
  and shareholder of Pappas Restaurants,
  Inc., a privately owned and operated
  multi-state restaurant group, since
  1983. He serves as a trustee of
  Hermann Hospital in the Texas Medical
  Center in Houston.

1999 -- CLASS I DIRECTOR:

                NAME AND                           DIRECTOR
          BUSINESS EXPERIENCE              AGE      SINCE
----------------------------------------   ----    --------

D. Michael Hughes.......................    58        1970
  Mr. Hughes is owner of Texas Wild Game
  Cooperative and the Broken Arrow
  Ranch. Mr. Hughes has been associated
  with the Company since its
  incorporation, serving as Chairman of
  the Board from 1984 to 1990.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth the number of shares of Common Stock of the Company owned as of July 1, 1997 by each director and nominee for director, each of the current executive officers named in the Summary Compensation Table on page 5 and all directors and officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the shares shown.

                                           NUMBER OF     PERCENT
                  NAME                     SHARES(1)     OF CLASS
----------------------------------------   ---------     --------
T. Jay Collins..........................     123,825          *
Charles B. Evans........................      15,900          *
F. Richard Frisbie......................      90,906          *
George R. Haubenreich, Jr...............      74,952          *
David S. Hooker.........................      14,000          *
John R. Huff............................     526,499        2.3
D. Michael Hughes.......................      91,363          *
Marvin J. Migura........................      48,000          *
Harris J. Pappas........................           0          *
All directors and officers as a group
  (16 persons)..........................   1,337,242        5.8

------------

   * Less than 1%

  (1) Includes the following shares subject to stock options exercisable within 60 days of July 1, 1997: Mr. Collins - 42,000, Mr. Evans - 14,000, Mr. Frisbie - 31,600, Mr. Haubenreich - 29,000, Mr. Hooker - 14,000, Mr.
      Huff - 105,000, Mr. Hughes - 14,000, Mr. Migura - 16,000, and all
      directors and officers as a group - 322,800. Includes the following shares granted pursuant to restricted stock award agreements with respect to which the recipient has sole voting power and no dispositive power: Mr. Collins - 53,403, Mr. Frisbie - 16,500, Mr. Haubenreich - 30,114, Mr.
      Huff - 147,300, Mr. Migura - 27,500, and all directors and officers as a group - 332,642. Also includes the following shares, which are fully vested, held in trust pursuant to the Oceaneering Retirement Investment Plan ("Retirement Plan") for which the individual has no voting rights until the shares are withdrawn from the Retirement Plan: Mr.
      Frisbie - 4,306, Mr. Huff - 1,577, Mr. Hughes - 21,057, and all directors and officers as a group - 63,105.

     The following table sets forth information as of July 1, l997, with respect to the only persons known by the Company to be beneficial owners of more than 5% of the outstanding shares of the Company's Common Stock. This information is based upon statements filed with the Securities and Exchange Commission
("SEC") as furnished to the Company by such persons.

         NAME AND ADDRESS OF            AMOUNT AND NATURE OF    PERCENT
          BENEFICIAL OWNER              BENEFICIAL OWNERSHIP    OF CLASS
-------------------------------------   --------------------    --------
Cowen & Company......................         1,668,100(1)         7.2
  Financial Square
  New York, NY 10005
Neuberger & Berman, LLC..............         1,454,300(2)         6.3
  605 Third Avenue
  New York, NY 10158
Public Employees Retirement System of
  Ohio...............................         1,300,000(3)         5.6
  277 East Town Street
  Columbus, OH 43215

------------

  (1) Sole investment and voting power with respect to 17,000 shares; shared investment and voting power with respect to 1,651,100 and 1,631,400 shares, respectively.

  (2) Sole voting power with respect to 802,700 shares; shared investment and voting power with respect to 1,454,300 and 361,700 shares, respectively.

  (3) Sole investment and voting power with respect to all shares.

ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

     The Company has standing Audit, Compensation and Nominating Committees of the Board of Directors. The Audit Committee, which held two meetings during fiscal 1997, is comprised of Messrs. Hooker (Chairman), Hughes and Pappas. The functions of the Audit Committee are: (1) to recommend to the full Board the firm of independent auditors to be employed as the Company's independent auditors for the ensuing year; (2) to review with the independent auditors, internal auditors and management the scope and results of annual audits; (3) to consult with the independent auditors periodically with regard to the adequacy of internal controls and related matters; and (4) to review actions by management on recommendations of the independent and internal auditors. To promote independence, the Audit Committee consults separately and jointly with management, as well as the independent and internal auditors.

     The Compensation Committee is comprised of Messrs. Evans and Pappas. The Compensation Committee, which held four meetings during fiscal 1997, considers and recommends to the full Board compensation plans under which officers and directors are eligible to participate, as well as the salary for the Chief Executive Officer. The Compensation Committee approves salaries for all other executive officers of the Company. The Compensation Committee administers the Company's annual bonus plans, the Company's Long-Term Incentive Plans and the Company's Executive Retirement Plan (the "Executive Retirement Plan"), and reviews on a regular basis the Company's compensation program. The Compensation Committee also recommends to the full Board a successor to the Chief Executive Officer when a vacancy occurs.

     The Nominating Committee is comprised of Messrs. Hughes (Chairman), Evans and Hooker. The Nominating Committee, which held two meetings during fiscal 1997, considers and recommends to the full Board nominees to fill Board vacancies and a director to serve as Chairman of the Board. The Nominating Committee receives and evaluates shareholder proposals for nominees to fill Board vacancies and recommends to the Board candidates for membership on the committees of the Board. As to each person whom a shareholder proposes to nominate for election or re-election as a director, the notice of proposal shall include the name, age, business address, residence address, principal occupation or employment, the class and number of shares beneficially owned and any other information relating to such person that is required by law to be disclosed, and include the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected. The name and address of the shareholder making the proposal as they appear on the Company's books and the class and number of shares of the Company which are beneficially owned by such shareholder shall be included in the notice. This information should be sent to the Secretary, Oceaneering International, Inc., P.O. Box 218130, Houston, Texas 77218-8130, not less than 120 days prior to any meeting of shareholders called for the election of directors.

     During fiscal 1997, the Board of Directors held a total of seven meetings. Each member of the Board of Directors attended 100% of the aggregate of the total number of Board meetings and meetings of any committee on which he served.

     The Company pays its outside directors an $18,000 annual retainer, $1,000 for each meeting attended, $800 for each committee meeting attended (if the meeting is on a day other than the date of a Board meeting) and a consulting fee of $100 per hour up to a maximum of $800 per day for any consulting services. All directors are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings.

     Nonemployee directors are participants in the shareholder-approved 1990 Nonemployee Director Stock Option Plan. Under this plan, each nonemployee director of the Company is automatically granted an option to purchase 2,000 shares of Common Stock on the date the director becomes a nonemployee director of the Company, and each year thereafter, at an exercise price per share equal to 50% of the fair market value of a share of Common Stock on the date the option is granted. The options granted are not exercisable until the later to occur of six months from the date of grant or the date the optionee has completed two years of service as a director of the Company.

     There are no family relationships between any director or executive officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Throughout fiscal 1997, the Compensation Committee consisted of nonemployee directors. Mr. Hughes, a member of the Compensation Committee through August 22, 1996, was formerly an officer of the Company, serving most recently as Chairman from 1984 to 1990.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, the Company believes that all its directors and executive officers during the fiscal year ended March 31, 1997 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act.

                             EXECUTIVE COMPENSATION

     The following table sets forth information for the fiscal years shown, with respect to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company serving as such on March 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM COMPENSATION
                                                                            -----------------------------------------------
                                                                                                              PAYOUTS
                                                                                     AWARDS             -------------------
                                                                  OTHER     ------------------------                  ALL
                                                                 ANNUAL                   SECURITIES                 OTHER
                                   ANNUAL COMPENSATION           COMPEN-    RESTRICTED    UNDERLYING      LTIP      COMPEN-
         NAME AND            --------------------------------    SATION       STOCK        OPTIONS      PAYOUTS     SATION
    PRINCIPAL POSITION       YEAR    SALARY($)    BONUS($)(a)    ($)(b)       AWARDS         (#)         ($)(d)     ($)(e)
--------------------------   ----    ---------    -----------    -------    ----------    ----------    --------    -------
John R. Huff                 1997     400,000       240,000          0        (c)           20,000      1,154,590   127,241
  Chairman, President and    1996     375,000        60,000          0        0                  0       652,099    76,417
  Chief Executive Officer    1995     375,000             0          0        0             50,000       526,463    80,733
T. Jay Collins               1997     195,000       120,000          0        (c)           10,000       134,701    39,170
  Executive Vice President   1996     176,500        30,000          0        0                  0        52,458    19,810
  Oilfield Marine Services   1995     156,250             0          0        0             30,000        39,868     8,479
Marvin J. Migura             1997     175,000        80,000          0        (c)            6,000        44,900     9,301
  Senior Vice President      1996     132,152        20,000          0        (c)           40,000             0       216
  and Chief Financial
  Officer(f)
George R. Haubenreich, Jr.   1997     175,000        90,000          0        (c)            6,000       115,458    37,636
  Vice President, General    1996     161,500        25,000          0        0                  0       116,460    25,380
  Counsel and Secretary      1995     145,000             0          0        0             10,000       105,070    21,293
F. Richard Frisbie           1997     160,000        40,000          0        (c)            3,000       115,458    52,286
  Senior Vice President      1996     146,500        20,000          0        0                  0       126,460    31,544
  Deepwater Technology       1995     145,000             0          0        0              4,000       115,010    26,533

------------
  (a) In fiscal 1997, Messrs. Huff, Collins, Migura and Haubenreich elected to receive all or part of their bonus awards in restricted stock. The bonus amounts stated for fiscal 1997 include the following restricted stock grants valued on the basis of the closing market price of $14.625 per share on the date of the bonus award: Mr. Huff - 16,400 shares, Mr. Collins - 8,204 shares, Mr. Migura - 4,000 shares and Mr.
      Haubenreich - 6,152 shares. The restricted stock awards vest as follows:
      25% of the award vests in June 1997, with the remainder vesting thereafter over three years, conditional upon continued employment. At the time of each vesting, a tax assistance payment is made to the award recipients. Those payments must be reimbursed to the Company if the vested stock is sold within three years after the vesting date.

  (b) Excludes the value of perquisites and other personal benefits for each of the named executive officers because the aggregate amounts thereof did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for any named executive officer.

  (c) See Long-Term Incentive Plans - Awards in Last Fiscal Year and Compensation Committee Report on Executive Compensation, Long-Term Incentives. At March 31, 1997, the number and value of the restricted stock holdings which have not vested (based upon the closing market price on that date of $17.00 per share) under restricted stock awards were as follows: Mr. Huff - 180,000 shares, $3,060,000; Mr. Collins - 52,500 shares, $892,500; Mr. Migura - 26,250 shares, $446,250; Mr.
      Haubenreich - 30,000 shares, $510,000; and Mr. Frisbie - 21,000 shares, $357,000. Dividends, if any, are paid on the restricted shares. The value of stock for which restrictions were lifted in fiscal 1997, 1996 and 1995 is reported in the LTIP payouts column in the table.

  (d) Amounts represent the aggregate value of stock for which restrictions were lifted and the associated tax assistance payment. Additionally, in fiscal 1995 and 1996 for Messrs. Huff, Haubenreich and Frisbie, the amounts include the third and last of four equal cash payments made pursuant to a previously granted stock performance-based award.

  (e) The amounts represent Company contributions under the Company's Executive Retirement Plan, a nonqualified plan.

  (f) Mr. Migura joined the Company in fiscal 1996.

LONG-TERM INCENTIVE PLANS AND RETIREMENT PLANS

     Under the shareholder-approved 1990 and 1996 Long-Term Incentive Plan, the Compensation Committee may grant options, stock appreciation rights, stock and cash awards to employees and other persons (excluding nonemployee directors) having an important business relationship with the Company.

     The Company has in effect a Retirement Plan and an Executive Retirement Plan. All employees of the Company and its United States subsidiaries who meet the eligibility requirements may participate in the Retirement Plan. Certain key management employees and executives of the Company and any subsidiary that has adopted the plan, as approved by the Compensation Committee, are eligible to participate in the Executive Retirement Plan.

     Under the Retirement Plan, each participant directs the Company to defer between 1% and 16% of the participant's base pay and contribute the deferred compensation to the Retirement Plan, with such contributions being invested in shares of Common Stock, mutual funds and guaranteed investments. A participant's deferred compensation contributed to the plan is fully vested. The Company's contributions to this plan become vested to the participant in percentage increments spaced over a six-year period, commencing with the participant's date of employment, provided that the participant remains employed by the Company. The Company is currently contributing an amount equal to the deferred compensation of each participant who has elected to invest in Common Stock up to the first 6% of the participant's base pay and 50% of the deferred compensation of each participant who has elected to invest in the other investments up to the first 6% of the participant's base pay. During fiscal 1997, none of the executive officers listed in the Summary Compensation Table made contributions to the Retirement Plan.

     Under the Executive Retirement Plan, each participant directs the Company to make a contribution of a percentage of the participant's base pay up to a maximum percentage determined by the Compensation Committee for each participant into an individually funded account established for each participant pursuant to the plan. Those percentages range from 10% to 15%. With respect to each participant, the Compensation Committee determines the appropriate rate, not to exceed 100%, at which the Company matches employee contributions. Currently the Company's matching rate is 100% for all participants. Employee and Company matching contributions in the Executive Retirement Plan are invested among several offered investment funds as directed by the employee. For the first four years of an employee's participation in the plan, at the end of each participation year, the employee becomes entitled to the Company's matching contribution amount for each such year, at the cumulative rate of 25% per year. At the end of each plan year for a participant under the Executive Retirement Plan, the Company makes a cash payment to each participant, which is intended to assist the employee in meeting the employee's federal income tax liability with respect to any earnings on the employee's and the Company's matching contributions in the account (excluding capital gains resulting from any distribution occasioned by termination of employment) and such cash payment.

     The following table provides information concerning grants of stock options made to the named executive officers during the fiscal year ended March 31, 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                                                                      VALUE AT
                                                                                                ASSUMED ANNUAL RATES
                                                        INDIVIDUAL GRANTS(a)                          OF STOCK
                                       ------------------------------------------------------    PRICE APPRECIATION
                                        NUMBER OF     % OF TOTAL                                        FOR
                                       SECURITIES      OPTIONS                                     OPTION TERM(b)
                                       UNDERLYING     GRANTED TO     EXERCISE                   --------------------
                                         OPTIONS     EMPLOYEES IN      PRICE      EXPIRATION       5%         10%
                NAME                   GRANTED (#)   FISCAL YEAR      ($/SH)         DATE          ($)        ($)
-------------------------------------  -----------   ------------   -----------   -----------   ---------  ---------
John R. Huff.........................     20,000          6.8          15.81       9/19/02-05     147,202    669,169
T. Jay Collins.......................     10,000          3.4          15.81       9/19/02-05      73,603    334,585
Marvin J. Migura.....................      6,000          2.0          15.81       9/19/02-05      44,161    200,751
George R. Haubenreich, Jr. ..........      6,000          2.0          15.81       9/19/02-05      44,161    200,751
F. Richard Frisbie...................      3,000          1.0          15.81       9/19/02-05      22,080    100,375

------------

  (a) Stock options are awarded at the fair market value of Common Stock at the date of award and become exercisable at the rate of 20% per year for three years beginning one year after the date of award and fully exercisable four years after the date of award. Options generally expire at the earliest of 5 years after the date the award becomes exercisable, one year after optionee's death, disability or retirement or at the time of optionee's termination of employment.

  (b) The amounts shown as potentially realizable values are based on arbitrarily assumed rates of stock price appreciations of five percent and ten percent over the full term of the options, as required by applicable SEC regulations. The actual value of the option grants is dependent on future performance of the Common Stock and overall market conditions. There is no assurance that the values reflected in this table will be achieved.

     The following table provides information concerning each stock option exercised during the fiscal year ended March 31, 1997 by each of the named executive officers and the value of unexercised options held by such officers at the end of the fiscal year.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                       UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                           SHARES                       OPTIONS AT FY-END (#)              FY-END ($)
                                        ACQUIRED ON       VALUE      ---------------------------   ---------------------------
                NAME                    EXERCISE (#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-------------------------------------   ------------   -----------   -----------   -------------   -----------   -------------
John R. Huff.........................      50,000        631,250       163,000         50,000        1,017,187      108,750
T. Jay Collins.......................           0              0        42,000         48,000           91,625      110,875
Marvin J. Migura.....................           0              0         8,000         38,000           42,500      170,000
George R. Haubenreich, Jr. ..........         800         10,624        29,000         12,000          119,812       21,750
F. Richard Frisbie...................      45,000        487,500        31,600          5,400          142,675        8,700

     The following table shows information concerning long-term incentive awards made to named executive officers in the fiscal year ended March 31, 1997.

            LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                                           PERFORMANCE OR
                                                         OTHER PERIOD UNTIL
                                          NUMBER OF         MATURATION OR
                NAME                    SHARES (#)(1)         PAYOUT(1)
-------------------------------------   -------------    -------------------
John R. Huff.........................       90,000         6/28/96 - 6/25/99
T. Jay Collins.......................       42,000         6/28/96 - 6/25/99
Marvin J. Migura.....................       21,000         6/28/96 - 6/25/99
George R. Haubenreich, Jr............       21,000         6/28/96 - 6/25/99
F. Richard Frisbie...................       12,000         6/28/96 - 6/25/99

------------

  (1) This grant of shares of restricted Common Stock is subject to earning requirements on the basis of a percentage change between the price of the Common Stock versus the average of the common stock price of a peer group over a three-year time period. See Board Compensation Committee Report on Executive Compensation. The grantee of such restricted stock is the record owner during the restriction period and has all rights of a stockholder, including the right to vote and receive dividends; provided, however, that such grantee does not have the right to transfer such restricted stock until the restrictions relating thereto are removed upon achievement of the performance goals and vesting requirements.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). Each member of the Committee is a nonemployee director. The Committee is dedicated to the establishment of a strong, positive link between the development and attainment of strategic goals, which enhance shareholder values, and the compensation and benefit programs needed to achieve those results.

OVERALL EXECUTIVE COMPENSATION POLICY

     The Company's policy is designed to facilitate its mission of increasing the net wealth of its shareholders by:

      o Attracting, rewarding and retaining highly qualified and productive individuals.

      o Setting compensation levels that are externally competitive and internally equitable.

      o Interrelating annual executive compensation with the results of individual performance, the individual's profit center performance and overall Company performance.

      o Motivating executives and key employees towards achieving long-term strategic results by aligning employee and shareholder interests through the increased value of the Company's stock.

     There are three major components of the Company's executive compensation program: Base Salary, Annual Incentives and Long-Term Incentive Awards. The Committee considers all elements of compensation when determining individual components.

BASE SALARY

     The Committee believes a competitive salary is essential to support management development and career orientation of executives. The Committee reviews annually the salary of executive officers. In determining appropriate salary levels, the Committee considers level and scope of responsibility and accountability, experience, individual performance contributions, internal equity and market comparisons. No specific weightings are assigned to these criteria. However, the Committee manages base salaries for the executive group in a conservative fashion in order to place more emphasis on incentive compensation.

ANNUAL INCENTIVES

     The Committee administers an annual cash incentive bonus award plan to reward executive officers and other key employees of the Company based upon individual performance and the achievement of specific financial and operational goals determined for the year. The award interrelates individual performance, an individual's profit center performance and the Company's overall performance. For fiscal 1997, the maximum annual bonus award established for executive officers was within a range of 30-100 percent of base salary.

LONG-TERM INCENTIVE AWARDS

     Long-term incentive awards under shareholder-approved Long-Term Incentive Plans are designed to create a mutuality of interest between executive officers (and other key employees) and shareholders through stock ownership and other incentive awards.

     To achieve these objectives, the Committee granted restricted Common Stock to executive officers and other key employees of the Company in fiscal 1997. Those awards are subject to earning requirements during the three-year performance period and subsequent vesting requirements. Up to one-third of the total grant may be earned each year, depending upon the Company's cumulative Common Stock performance from June 28, 1996 as compared with a specified peer group's cumulative common stock performance from that date, with any amount earned subject to vesting in four equal installments over three years commencing one year after earning, conditional upon continued employment. The peer group is that specified in the performance graph on page 11. If the performance of the Company's Common Stock is less than 50% of the average of the performance of the common stock of the peer group, no shares of restricted stock are earned. If the performance of the Company's Common Stock is 50% - 87.5% or greater than the average of the performance of the peer group, the amount of restricted stock earned will range from 16% to 100% of the maximum achievable for this period. At the time of each vesting, the participant receives a tax assistance payment which must be reimbursed to the Company if the vested Common Stock is sold within three years after the vesting date. At the end of fiscal 1997, the initial performance period had not been completed. The Committee awarded a similar grant in fiscal 1994 in which all of the restricted stock granted was earned as a result of the performance of the Company's Common Stock, subject to vesting requirements.

     The Committee awards stock options to a broad group of executives and key employees. Stock option grants were made to all executive officers in fiscal 1997.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     John R. Huff has been Chief Executive Officer and President of the Company since August 1986 and Chairman since 1990. His compensation package has been designed to encourage the enhancement of shareholder value. Mr. Huff's compensation for fiscal 1997 included the same components and methodology of salary and variable compensation as apply to other executive officers, with regard to his highest level of accountability. A substantial portion of his compensation is at risk in the form of performance bonuses and stock awards. In fiscal 1997, Mr. Huff's base annual salary was increased by 7% to $400,000 and he received an annual bonus of $240,000. This bonus is commensurate with the Company's improved financial performance during the year in which the Company generated its largest cash flow and net income ever. In fiscal 1997, Mr. Huff was granted a restricted stock award of 90,000 shares of Common Stock as described above. These amounts and grants reflect the Committee's assessment of the Company's financial performance compared to other oilfield service companies during the relevant periods, Mr. Huff's leadership and significant personal contribution to the Company's business, and compensation data of competitive companies.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code generally disallows a deduction to public companies to the extent of excess annual compensation over one million dollars paid to the Chief Executive Officer or to any of the four other most highly compensated executive officers, except for qualified performance-based compensation. The Company had no non-deductible compensation expense for fiscal 1997. The Committee plans to review this matter as appropriate and make recommendations to the Company's Board of Directors of actions as may be necessary to preserve the deductibility of compensation payments to the extent reasonably practical and consistent with the Company's compensation objectives.

                             Compensation Committee
                                Charles B. Evans
                                Harris J. Pappas

PERFORMANCE GRAPH

     The following line graph compares the Company's total shareholder return to the Standard & Poor's 500 Stock Index ("S&P 500") and with that of a peer group over a five-year period ending on March 31, 1997. The peer group companies at March 31, 1997 for this performance graph are Dresser Industries, Inc., which replaced Baroid Corporation after their merger, Global Industries, Ltd., Halliburton Company, McDermott International, Inc., Nabors Industries, Inc., Offshore Logistics, Inc., J. Ray McDermott, Inc. which replaced Offshore Pipelines, Inc. after their merger, Stolt Comex Seaway S.A., and Tidewater, Inc. Hornbeck Offshore Services, Inc. was included in the peer group through March 1996 when it merged into Tidewater, Inc.

     It is assumed in the graphs that (i) $100 was invested in the Company's Common Stock, the S&P 500 and the peer group on March 31, 1992, except that with respect to Global Industries, Ltd. and Stolt Comex Seaway S.A., it is assumed the investment was made in February 1993 and May 1993, respectively, the first month the stock for such companies was publicly available for purchase; and the investment was made in Baroid Corporation through January 1994, and thereafter in Dresser Industries, Inc., and in Offshore Pipelines, Inc. through January 1996, and thereafter in J. Ray McDermott, Inc., as a result of their mergers, and in Hornbeck Offshore Services, Inc. through March 1996, when it merged with Tidewater, Inc., (ii) the peer group investment is weighted based on the market capitalization of each individual company within the peer group at the beginning of each period and (iii) any dividends are reinvested. The Company has not declared any dividends during the period covered by the graph. The shareholder return shown on the graph is not necessarily indicative of future performance.

             COMPARISON OF FIVE-YEAR CUMULATIVE SHAREHOLDER RETURN
     FOR OCEANEERING INTERNATIONAL, INC., S&P 500 AND A SELECTED PEER GROUP

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                            1992       1993       1994       1995       1996       1997
                                          ---------  ---------  ---------  ---------  ---------  ---------
Oceaneering International, Inc. (OII)...     100.00     123.08     107.96      86.81     119.78     137.36
Peer Group..............................     100.00     143.08     128.65     148.94     225.64     266.10
Standard & Poor's 500 (S&P 500).........     100.00     115.23     116.93     135.13     178.51     213.89

EXECUTIVE EMPLOYMENT AGREEMENTS

     Under a Senior Executive Severance Plan (the "Severance Plan") adopted by the Board of Directors in January 1983, and as amended in March 1989, in the event of a change in control of the Company (as defined) followed by termination of employment within one year thereafter for any reason other than termination as a consequence of death, disability or retirement, voluntary termination prior to three months after a change of control, or termination for cause due to commission of a felony related to employment with the Company, certain key executives, as determined by the Board of Directors, will receive a payment equal to 50% of one year's base salary, including bonuses, and all fringe benefits for six months after termination of employment. In such an event, stock options and other benefits of the executive will become immediately vested, and the executive may elect to either exercise his outstanding stock options or surrender them and be compensated for the spread between the exercise price and the higher fair market value of the outstanding stock options. The executive will also receive 25% of the amount of the spread between the exercise price and the fair market value of all stock options exercised or surrendered by the executive during the three-year period ending with the date of the executive's termination of employment. The executive officers listed in the Summary Compensation Table are participants in the Severance Plan.

     The Company has entered into an employment agreement with no expiration date with John R. Huff, which provides that, in the event of his termination from the Company for any reason except voluntary resignation or cause, he will receive compensation equivalent to one year's salary, inclusive of any amounts payable under the Severance Plan. Medical coverage is to be provided to Mr. Huff, his spouse and children during his employment with the Company and, under circumstances specified therein, thereafter for life.

     In March 1989, the Company also entered into an amended Supplemental Senior Executive Severance Agreement ("Supplemental Agreement") with Mr. Huff, which provides that, in the event of a change in control of the Company (as defined) and termination of his employment for any reason (other than voluntary resignation for nonpermissible reasons or termination for cause due to commission of a felony related to employment with the Company), or reduction in the scope of his position or total annual compensation, or if he is requested to relocate, Mr. Huff may either elect to receive the benefits under the Severance Plan, as described above, or the benefits under the Supplemental Agreement. If he elects to receive the Supplemental Agreement benefits, Mr. Huff will receive a payment equal to three years' base salary, including bonuses, and all fringe benefits for six months after termination of employment, and his stock options and other benefits will become immediately vested. Mr. Huff may elect either to surrender his outstanding stock options and receive an amount equal to twice the amount of the spread between the exercise price and the higher fair market value of the outstanding stock options, or to exercise such stock options and receive the amount of such spread. He will also receive 100% of the amount of the spread between the exercise price and the fair market value of all stock options exercised or surrendered by him during the three-year period ending with the date of his termination of employment.

CERTAIN TRANSACTIONS

     Except as set forth in this report, no director or executive officer of the Company or nominee for election as a director of the Company, or holder of more than 5% of its shares of Common Stock, and no member of the immediate family of any such director, nominee, officer or security holder, to the knowledge of the Company, had any material interest in any transaction since April 1, 1996 or has any interest in any proposed transaction to which the Company or its subsidiaries were or are a party in which the amount involved exceeds $60,000.

     No director or executive officer of the Company who served in such capacity since April 1, 1996 or any associate of any such director or officer, to the knowledge of the executive officers of the Company, has any material interest in any matter proposed to be acted upon at the 1997 Annual Meeting of Shareholders other than as described in this Proxy Statement.

                            APPOINTMENT OF AUDITORS
                                   PROPOSAL 2

     Subject to ratification by the shareholders, the Board of Directors has appointed Arthur Andersen LLP, independent certified public accountants, as independent auditors of the Company for the fiscal year ending March 31, 1998, pursuant to the recommendation of the Audit Committee of the Board. Arthur Andersen LLP has served as the Company's independent auditors for 26 years. Representatives of Arthur Andersen LLP will be present at the meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions of any shareholders.

     In accordance with the Company's Bylaws, the approval of the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending March 31, 1998 requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting. Accordingly, abstentions and broker "non-votes" marked on proxy cards will count as votes "against" this proposal.

     The persons named in the accompanying proxy intend to vote such proxy in favor of the ratification of the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending March 31, 1998, unless a contrary choice is set forth thereon or unless an abstention or broker "non-vote" is indicated thereon.

     THE BOARD OF DIRECTORS URGES THE SHAREHOLDERS TO VOTE FOR THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING MARCH 31, 1998.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals for the 1998 Annual Meeting of Shareholders of the Company must be received at the Company's principal executive offices, 16001 Park Ten Place, Suite 600, Houston, Texas 77084, addressed to the Chairman of the Board, no later than March 20, 1998.

                         TRANSACTION OF OTHER BUSINESS

     As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Shareholders that will come before the meeting. Should any other matter requiring the vote of shareholders arise at the meeting, it is intended that proxies will be voted in respect thereto in accordance with the judgment of the person or persons voting the proxies.

     Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE ON THE WRITTEN REQUEST OF ANY PERSON SOLICITED HEREBY A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S FISCAL YEAR ENDED MARCH 31, 1997. WRITTEN REQUESTS SHOULD BE MAILED TO GEORGE R. HAUBENREICH, JR., SECRETARY, OCEANEERING INTERNATIONAL, INC., P.O. BOX 218130, HOUSTON, TEXAS 77218-8130.

                                          By Order of the Board of Directors,

                                      /s/ GEORGE R. HAUBENREICH, JR.
                                          George R. Haubenreich, Jr.
                                          Vice President, General Counsel
                                          and Secretary

July 15, 1997

                        OCEANEERING INTERNATIONAL, INC.
                     PROXY SOLICITED BY BOARD OF DIRECTORS

          John R. Huff and D. Michael Hughes, and each or any of them, with full
P power of substitution, are hereby appointed proxies to vote the stock of the undersigned in Oceaneering International, Inc., held of record by the
R undersigned on July 9, 1997, at the Annual Meeting of Shareholders on August 22, 1997, to be held at the Baker & Botts, L.L.P. Conference Room,
O One Shell Plaza-Mall Level, 910 Louisiana Street, Houston, Texas 77002, and at any adjournment thereof.
X
          YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE
Y BOXES ON THE REVERSE SIDE. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

    PLEASE MARK YOUR
[X] VOTES AS IN THIS                                                        1616
    EXAMPLE

          This Proxy when properly executed will be voted as directed. If no direction is made, this Proxy will be voted FOR the election of the two director nominees and FOR Proposal 2.

          MANAGEMENT RECOMMENDS THAT YOU VOTE FOR AUTHORITY ON PROPOSAL 1 AND FOR THE BOARD'S PROPOSAL 2.

1. Election of Directors  FOR [ ]   WITHHELD  [ ] NOMINEES: CHARLES B. EVANS
                                                            JOHN R. HUFF
For, except vote witheld from the following nominee:

____________________________________________________

2. Proposal to approve the appointment of            FOR    AGAINST   ABSTAIN
   Arthur Andersen LLP as independent auditors       [ ]      [ ]       [ ]
   for the fiscal year ended  March 31, 1998.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.

   Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administra-tor, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

   ______________________________________

   ______________________________________
   SIGNATURE(S)                    DATE